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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


TELENETICS WITHDRAWS ITS APPEAL FOR CONTINUED LISTING ON NASDAQ SMALLCAP MARKET

LAKE FOREST, Calif.--(BUSINESS WIRE)--Sept. 10, 2001--Telenetics Corp., (Nasdaq:
TLNT - NEWS), a wired and wireless data transmission and network access products provider, today announced that its board of directors had determined to withdraw Telenetics' appeal of the Nasdaq Listing Qualifications Department ("staff") July 3, 2001 determination to de-list Telenetics' common stock from the Nasdaq SmallCap Market ("Nasdaq").

The staff determination was rendered as a result of Telenetics' inability to comply with the Nasdaq continued inclusion requirements relating to minimum closing bid price and net tangible assets/market capitalization/net income.

At the Aug. 23, 2001 oral hearing before the Nasdaq Listing Qualifications Panel ("hearing"), Telenetics presented a plan of compliance that reflected the board of directors' then prevailing intent to sustain and to maintain long-term compliance with the Nasdaq continued listing requirements.

That plan included the placement of additional securities to address the net tangible assets deficiency as well as a reverse stock split to address the bid price deficiency.

Commenting on the decision of Telenetics' board of directors, Shala Shashani Lutz, chairman and CEO of Telenetics, stated: "After having considered the prevailing market environment and having expended substantial resources to design and to implement its plan of compliance, the board of directors has concluded that maintaining the listing of Telenetics' common stock on Nasdaq no longer serves the best interests of the company and its stockholders.

"At the current per share price level, a reverse split of Telenetics' common stock to achieve compliance with the minimum bid price requirement and a private placement of the common stock to increase Telenetics' net tangible assets/stockholders' equity balance will likely result in a substantial dilution to Telenetics' stockholders.

"Further, the board of directors appreciates that neither of the foregoing remedial measures will assure Telenetics' regaining and maintaining the listing of its common stock on Nasdaq over the long-term.

"In addition, Telenetics' anti-dilution provisions set forth in the documents governing previous financing efforts concluded by the company would be triggered by a new financing and would result in even greater dilution to the company's stockholders. We need to concentrate our efforts and resources in building our company, managing our growth and achieving our earlier stated goal of becoming profitable.

"We sincerely believe that accomplishing our goals, given a healthier market environment, will enable us to regain Nasdaq listing in the future.

"The board of directors considers it critical to maintain a liquid, viable market for the company's common stock. Consequently, the board has requested that Telenetics' common stock be traded on the OTC Bulletin Board. This may occur as early as Sept. 11, 2001.

ABOUT TELENETICS

Based in Lake Forest, Telenetics is a leader in the design, production and distribution of wired and wireless data transmission and network access products and customer-specific communications products for customers worldwide.

Telenetics offers a wide range of industrial grade modems and wireless products, systems and services for connecting its customers to end-point devices such as meters, remote terminal units, traffic and industrial controllers and remote sensors.


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Telenetics also provides high-speed communications products for complex data networks used by financial institutions, air traffic control systems and public and private wireless network operators. The company is developing an advanced wireless data network enabling a wide range of customers to reliably and economically communicate through the Internet with their remote devices.

Additional information may be obtained at www.telenetics.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, include, without limitation, risks that the Nasdaq Listing Qualifications Panel will decline to grant our request for a hearing on the Staff Determination, or that if such request for hearing is granted, that Telenetics Corp. will be successful in its request for continued listing, risks that if such desisting occurs the company's stock price may decline and the trading volume may decrease and risks that the company's revenues or profit margins may not be at levels necessary to allow the company to become profitable by the end of Fiscal 2001 or ever. Other risks are detailed in filings with the Securities and Exchange Commission made from time to time by the company, including Amendment No. 1 to the company's Form 10-KSB for the fiscal year ended Dec. 31, 2000 and the company's Form 10-QSB for the quarter ended March 31, 2001. The company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:

     Telenetics Corp., Lake Forest
     David Stone, 949/455-4000 ext. 412